Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 29, 2024, with respect to the consolidated financial statements of Valley National Bancorp, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under “Experts” in the prospectus.

/s/ KPMG LLP

Short Hills, New Jersey

April 5, 2024